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Media Contact:

Michelle J. Kim

Marketing & IR

Spectrian

408-745-5785

michelle_kim@spectrian.com

SPECTRIAN RECEIVES CDMA2000 ORDERS FROM SAMSUNG VALUED AT
 APPROXIMATELY $8.5 MILLION

SUNNYVALE, Calif., December 9, 2002 - Spectrian (Nasdaq: SPCT) announced today that it has received purchase orders from Samsung for two products, valued at approximately $8.5 million.  The first purchase order is a follow-on order of approximately $6.8 for PCS CDMA2000 1XRTT multicarrier power amplifier products to be deployed throughout the existing CDMA2000 networks in Korea to increase capacity.  The second purchase order of approximately $1.7 million is for new PCS CDMA 1X EV-DO multicarrier power amplifier products to upgrade existing networks in Korea for higher data rates.  These orders are expected to be shipped in the near term and in its entirety by March 31, 2003.

“We are pleased to expand our product offering to Samsung,” said Thomas H. Waechter, Spectrian’s president and CEO. “We believe our ability to be the first to market with our products has strengthened our market share in Korea.”

About Spectrian

Spectrian is a leading designer and manufacturer of single-carrier and multicarrier high power RF amplifiers for the worldwide wireless communications industry.  Utilized in both wireless data and voice applications, Spectrian amplifiers support AMPS, CDMA, TDMA, GSM, EDGE and 3G technologies for mobile and fixed wireless networks.  Spectrian is located at 350 West Java Drive, Sunnyvale, Calif. 94089.  For more information, visit the company’s Web site at www.spectrian.com or call 408-745-5400.

Certain statements in this press release, including statements regarding the functionalities and potential benefits of Spectrian’s CDMA2000 1XRTT and CDMA 1X EV-DO are forward-looking statements that are subject to risks and uncertainties.  Results could differ materially based on various factors including, and without limitation:  potential errors, design flaws or other problems with the CDMA2000 1XRTT and CDMA 1X EV-DO; the continued good relations between Samsung and Spectrian and the other risk factors detailed in Spectrian’s Annual Report on Form 10-K/A for the year ended March 31, 2002.  Spectrian disclaims any obligation to update information contained in any forward looking statement.

Spectrian is a registered trademark of Spectrian Corporation.  Other brand or product names are registered trademarks or trademarks of their respective holders. © Spectrian Corporation, 2002.  All rights reserved.

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